Rule 424(b)(3)
Registration Statement 333-129363

PROSPECTUS SUPPLEMENT

DATED AUGUST 9, 2006

TO

PROSPECTUS DATED MAY 8, 2006

_______________________________________

GLOBALOPTIONS GROUP, INC.

_______________________________________

This Prospectus Supplement, dated August 9, 2006 (the “Supplement No. 1”), supplements that certain Prospectus dated May 8, 2006 (the “Prospectus”) and should be read in conjunction with the Prospectus.

On May 22, 2005, we filed with the Securities and Exchange Commission (the “SEC”) the attached Quarterly Report on Form 10-QSB for the period ended March 31, 2006. The attached information supplements and supersedes, in part, the information contained in the Prospectus.

RECENT DEVELOPMENTS

Acquisitions

On May 12, 2006, we acquired substantially all of the business and assets of Safir Rosetti, LLC (“Safir Rosetti”), a Delaware limited liability company. Safir Rosetti is a security consulting, investigative and intelligence firm headquartered in New York City with seven additional offices nationwide. The acquisition was made pursuant to a certain Asset Purchase Agreement dated January 27, 2006, as amended, between GlobalOptions Group and Safir Rosetti. The purchase price of approximately $15.3 million included $7 million in promissory notes of GlobalOptions Group and $6 million in our common stock, payments to retire certain indebtedness of $1,940,648.96 of Safir Rosetti, in anticipation of the closing and a finders fee of $375,000 paid to QuanStar Goup, LLC, a related party.

On May 12, 2006, we acquired substantially all of the business and assets of Secure Source, Inc. (“Secure Source”), a Delaware corporation. Secure Source is an international risk consulting firm with offices in the Dallas and Washington D.C. areas. The acquisition was made pursuant to a certain Asset Purchase Agreement dated May 12, 2006, (the “Agreement”), between GlobalOptions Group, Secure Source, Marian E. Nicastro and David W. Nicastro. The purchase price of $3.25 million included $2.75 million in notes and $500,000 in our common stock.

The audited financial statements and pro forma financial statements for the acquisitions of Safir Rosetti and Secure Source are attached hereto.

2006 Stock Option Plan

On June 12, 2006, at the Annual Meeting of Stockholders of GlobalOptions Group, Inc., the stockholders ratified the adoption of the 2006 Stock Option Plan (the “Plan”), as previously approved by the board of directors. The Plan provides for the issuance of up to 8,500,000 shares of our common stock to directors, officers, employees and consultants of GlobalOptions Group and our subsidiaries. The Plan provides for the grant of incentive stock options as permitted under Section 422 of the Internal Revenue Code and for the grant of non-qualified stock options. The Plan will terminate by its terms on June 11, 2016.

Offering of Promissory Notes

We closed the private placement of an aggregate of $12.5 million in principal amount of 8% Promissory Notes due on June 30, 2006 (the “Notes”) in a transaction exempt from the registration requirements under the Securities Act, the initial closing of which took place on March 10, 2006. A subsequent closing of an additional $2 million of Notes took place on May 12, 2006, and the final closing on an additional $30.5 million in principal amount of Notes occurred on June 28, 2006.

The private placement of Notes was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The Notes were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.

Burnham Hill Partners, a division of Pali Capital, Inc. (“Burnham Hill”) served as placement agent in connection with the closing of the private placement. Burnham Hill and its designess received a cash fee in the aggregate of $1,900,000 and $760,000 in Notes, which terms are identical to those Notes sold in the private placement.

Offering of Series B Preferred Stock

On June 29, 2006, we completed the closing of a self-directed private placement of a total of 53,073 units, each unit consisting of one share of our series B convertible preferred stock, a detachable, transferable series B-1 warrant to purchase 175 shares of common stock at an exercise price of $2.15 per share and a detachable, transferable series B-2 warrant to purchase 175 shares of common stock at an exercise price of $2.85 per share. Each share of our series B convertible preferred stock is initially convertible into 500 shares of common stock at any time.

The consideration for the private placement consisted of the exchange of an aggregate of approximately $45.8 million of Notes.

The shares of our series B convertible preferred stock and warrants issued in the private placement were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering.

SELLING STOCKHOLDERS

The following amends and restates the table under the section entitled “Selling Shareholders” of the Prospectus to account for anti-dilution adjustments to certain warrants issued by us resulting from the closing of the offering of our series B convertible preferred stock.

In addition, the following table is revised to reflect the following transactions by selling stockholders:

•	on July 10, 2006, Double U Master Fund L.P. sold 10,000 shares of common stock of GlobalOptions Group in accordance with the Prospectus’ Plan of Distribution;

•	on July 18, 2006, Double U Master Fund L.P. sold 19,000 shares of common stock of GlobalOptions Group in accordance with the Prospectus’ Plan of Distribution;

•	on July 5, 2006, Harborview Master Fund L.P. sold 50,000 shares of common stock of GlobalOptions Group in accordance with the Prospectus’ Plan of Distribution;

•	on July 17, 2006, Arthur Dozortsev sold 3,000 shares of common stock of GlobalOptions Group in accordance with the Prospectus’ Plan of Distribution;

•	on July 18, 2006, Arthur Dozortsev sold 3,000 shares of common stock of GlobalOptions Group in accordance with the Prospectus’ Plan of Distribution;

•	on July 24, 2006, Arthur Dozortsev sold 4,000 shares of common stock of GlobalOptions Group in accordance with the Prospectus’ Plan of Distribution;

•	on July 10, 2006, Richard Molinsky sold 5,000 shares of common stock of GlobalOptions Group in accordance with the Prospectus’ Plan of Distribution;

•	on July 11, 2006, Richard Molinsky sold 7,500 shares of common stock of GlobalOptions Group in accordance with the Prospectus’ Plan of Distribution;

The following table sets forth the shares beneficially owned, as of August 3, 2006, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer, except for Brookshire Securities Corporation, vFinance Investments, Inc., Starboard Capital Markets and Kaufman Bros. L.P. IIU Nominees Limited is affiliated with International Investment and Underwriting, a broker-dealer equivalent regulated by the Irish Financial Services Regulatory Authority. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
James Lance Bass	16,406	16,406(1)	-0-	-0-
Tony Berger	19,688	19,688(2)	-0-	-0-
Terry Brown	1,475	1,475(3)	-0-	-0-
Broadlawn Master Fund Limited	131,250	131,250(4)	-0-	-0-
Integris Funds Limited	984,375	984,375(5)	-0-	-0-
Storybook Group, Inc.	93,750	93,750(6)	-0-	-0-
Nite Capital, LP	98,438	98,438(7)	-0-	-0-
John Cenatiempo	49,219	49,219(8)	-0-	-0-
Brookshire Securities Corporation	31,875	31,875(9)	-0-	-0-
Calico Capital, LLC	65,625	65,625(10)	-0-	-0-
Bridge Ventures LLC	131,250	131,250(11)	-0-	-0-
IIU Nominees Limited	1,425,000	1,425,000(12)	-0-	-0-
Arthur Dozortsev	55,625	55,625(13)	-0-	-0-
Ridgewood LTD	39,375	39,375(14)	-0-	-0-
Louis Forte	6,563	6,563(15)	-0-	-0-
Starboard Capital Markets	7,375	7,375(16)	-0-	-0-
Michael Hamblett	14,750	14,750(17)	-0-	-0-
Gale Hayman	1,518,241	68,250(18)	1,449,991	7.5%
Hilary Herscher	146,533	98,545(19)	48,008	*
Moore Macro Fund, L.P.	1,019,719	769,719(20)	250,000	1.3%
Verus Investment Holdings Inc.	417,730	393,500(21)	24,230	1.3%
Verus International Group Limited	234,938	234,938(22)	-0-	-0-
Green Crescent	341,875	341,875(23)	-0-	-0-

Name	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
Ladd Cap Value Partners	131,250	131,250(24)	-0-	-0-
Diane Lamonaca	18,750	18,750(25)	-0-	-0-
Lucienne Ventures LLC	927,790	227,790(26)	700,000	4.3%
Irwin R. Merkatz	57,750	57,750(27)	-0-	-0-
John Oswald	281,250	281,250(28)	-0-	-0-
Capital Trust Investments Limited	328,125	328,125(29)	-0-	-0-
Steven Parker	341,495	341,495(30)	-0-	-0-
A.E.L.P., Inc.	18,375	18,375(31)	-0-	-0-
Marilyn A. Salkind & Gene Salkind, Trustees Marital Trust - GST Subject U/T/W Leopold Salkind	82,031	82,031(32)	-0-	-0-
Gene Salkind	82,031	82,031(33)	-0-	-0-
Corey Sauerbrey	65,625	65,625(34)	-0-	-0-
Harvey Schiller	1,376,188	14,438(35)	1,361,750	7.1%
William Sessions	10,738	656(36)	10,082	*
Steve Sigler	32,813	32,813(37)	-0-	-0-
Iroquois Master Fund Ltd.	289,063	289,063(38)	-0-	-0-
Neil Simon	2,519,541	68,250(39)	2,451,291	12.8%
Anthony Spatacco	7,375	7,375(40)	-0-	-0-
Marc Sperling	23,908	23,908(41)	-0-	-0-
Joan Stanton	2,519,541	68,250(42)	2,451,291	12.8%
P.S. Capital Holdings, L.P.	1,012,475	45,938(43)	966,537	5.0%
Richard Taney	19,688	19,688(44)	-0-	-0-
Rick Tocchet	65,625	65,625(45)	-0-	-0-
Pat Finucane	62,500	62,500(46)	-0-	-0-
Stan Wunderlich	62,500	62,500(47)	-0-	-0-
Charles J. Wolf, Jr.	23,906	23,906(48)	-0-	-0-
Harborview Master Fund L.P.	15,625	15,625(49)	-0-	-0-
Double U Master Fund L.P.	36,625	36,625(50)	-0-	-0-
Richard Molinsky	3,906	3,906(51)	-0-	-0-
Eduardo Grigione / Giuseppina Tardito	16,406	16,406(52)	-0-	-0-
Kaufman Bros. L.P.	4,919	4,919(53)	-0-	-0-
Jonathan Rich	631	631(54)	-0-	-0-
Vincent Calicchia	316	316(55)	-0-	-0-
Carmelo Troccoli	1,146	1,146(56)	-0-	-0-
Jody Giraldo	415	415(57)	-0-	-0-
Brad Barnard	415	415(58)	-0-	-0-
vFinance Investments, Inc.	11,849	11,849(59)	-0-	-0-
Alan Dershowitz	93,750	93,750(60)	-0-	-0-
QS Advisors, LLC	178,893	7,219(61)	171,674	*
Andrew Kaslow	172,591	7,219(62)	165,372	*
Lööf Holdings, LLC	172,591	7,219(63)	165,372	*
James Cannavino	172,591	7,219(64)	165,372	*
Arnold Burns	178,893	7,219(65)	171,674	*
Abraham Cohen	172,591	7,219(66)	165,372	*
Daniel Avrutsky	13,838	656(67)	13,182	*
Sparta Road LTD	123,125	123,125(68)	-0-	-0-
Peter Chung	56,250	56,250(69)	-0-	-0-
Arrowhead Consultants, Inc.	57,750	57,750(70)	-0-	-0-

Name	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
Timothy B. Ruggiero Profit Sharing Plan	11,000	11,000(71)	-0-	-0-
Glenwood Capital Corp.	135,625	135,625(72)	-0-	-0-
Eric Bloom	25,000	25,000(73)	-0-	-0-
TOTAL		8,126,495
__________________
*	Represents less than 1%

1.
Consists of 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,906 shares of our common stock issuable upon exercise of warrants that are currently exercisable.

2.	Consists of 15,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 4,688 shares of our common stock issuable upon the exercise of warrants.

3.	Represents shares of our common stock issuable upon the exercise of warrants.

4.	Consists of 100,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 31,250 shares of our common stock issuable upon the exercise of warrants.

5.	Consists of 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 234,375 shares of our common stock issuable upon the exercise of warrants.

6.	Represents shares of our common stock issuable upon the exercise of warrants.

7.	Consists of 75,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 23,438 shares of our common stock issuable upon the exercise of warrants.

8.	Consists of 37,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 11,719 shares of our common stock issuable upon the exercise of warrants.

9.	Represents shares of our common stock issuable upon the exercise of warrants.

10.	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 15,625 shares of our common stock issuable upon the exercise of warrants.

11.	Consists of 100,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 31,250 shares of our common stock issuable upon the exercise of warrants.

12.
Consists of 50,000 shares of our common stock, 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 625,000 shares of our common stock issuable upon the exercise of warrants.

13.	Consists of 40,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 15,625 shares of our common stock issuable upon the exercise of warrants.

14.	Consists of 30,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 9,375 shares of our common stock issuable upon the exercise of warrants.

15.	Consists of 5,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,563 shares of our common stock issuable upon the exercise of warrants.

16.	Represents shares of our common stock issuable upon the exercise of warrants.

17.	Represents shares of our common stock issuable upon the exercise of warrants.

18.	Consists of 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 16,250 shares of our common stock issuable upon the exercise of warrants.

19.	Consists of 30,000 shares of our common stock and 68,545 shares of our common stock issuable upon the exercise of warrants.

20.	Consists of 500,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 269,719 shares of our common stock issuable upon the exercise of warrants.

21.	Represents shares of our common stock issuable upon the exercise of warrants.

22.	Consists of 179,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 55,938 shares of our common stock issuable upon the exercise of warrants.

23.
Consists of 50,000 shares of our common stock, 20,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 271,875 shares of our common stock issuable upon the exercise of warrants.

24.	Consists of 100,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 31,250 shares of our common stock issuable upon the exercise of warrants.

25.	Represents shares of our common stock issuable upon the exercise of warrants.

26.	Represents shares of our common stock issuable upon the exercise of warrants.

27.
Consists of 7,500 shares of our common stock, 36,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 11,250 shares of our common stock issuable upon the exercise of warrants.

28.	Represents shares of our common stock issuable upon the exercise of warrants.

29.	Consists of 250,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 78,125 shares of our common stock issuable upon the exercise of warrants.

30.	Consists of 25,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 316,495 shares of our common stock issuable upon the exercise of warrants.

31.	Consists of 14,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 4,375 shares of our common stock issuable upon the exercise of warrants.

32.	Consists of 62,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 19,531 shares of our common stock issuable upon the exercise of warrants.

33.	Consists of 62,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 19,531 shares of our common stock issuable upon the exercise of warrants.

34.	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 15,625 shares of our common stock issuable upon the exercise of warrants.

35.	Consists of 11,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,438 shares of our common stock issuable upon the exercise of warrants.

36.	Consists of 500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 156 shares of our common stock issuable upon the exercise of warrants.

37.	Consists of 25,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 7,813 shares of our common stock issuable upon the exercise of warrants.

38.	Consists of 125,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 164,063 shares of our common stock issuable upon the exercise of warrants.

39.	Consists of 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 16,250 shares of our common stock issuable upon the exercise of warrants.

40.	Represents shares of our common stock issuable upon the exercise of warrants.

41.
Consists of 7,500 shares of our common stock, 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,906 shares of our common stock issuable upon the exercise of warrants.

42.	Consists of 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 16,250 shares of our common stock issuable upon the exercise of warrants.

43.	Consists of 35,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 10,938 shares of our common stock issuable upon the exercise of warrants.

44.	Consists of 15,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 4,688 shares of our common stock issuable upon the exercise of warrants.

45.	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 15,625 shares of our common stock issuable upon the exercise of warrants.

46.	Represents shares of our common stock issuable upon the exercise of warrants.

47.	Represents shares of our common stock issuable upon the exercise of warrants.

48.
Consists of 7,500 shares of our common stock, 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,906 shares of our common stock issuable upon the exercise of warrants.

49.	Represents shares of our common stock issuable upon the exercise of warrants.

50.	Consists of 21,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 15,625 shares of our common stock issuable upon the exercise of warrants.

51.	Represents shares of our common stock issuable upon the exercise of warrants.

52.	Consists of 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,906 shares of our common stock issuable upon the exercise of warrants.

53.	Represents shares of our common stock issuable upon the exercise of warrants.

54.	Represents shares of our common stock issuable upon the exercise of warrants.

55.	Represents shares of our common stock issuable upon the exercise of warrants.

56.	Represents shares of our common stock issuable upon the exercise of warrants.

57.	Represents shares of our common stock issuable upon the exercise of warrants.

58.	Represents shares of our common stock issuable upon the exercise of warrants.

59.	Represents shares of our common stock issuable upon the exercise of warrants.

60.	Represents shares of our common stock issuable upon the exercise of warrants.

61.	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,719 shares of our common stock issuable upon the exercise of warrants.

62.	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,719 shares of our common stock issuable upon the exercise of warrants.

63.	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,719 shares of our common stock issuable upon the exercise of warrants.

64.	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,719 shares of our common stock issuable upon the exercise of warrants.

65.	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,719 shares of our common stock issuable upon the exercise of warrants.

66.	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,719 shares of our common stock issuable upon the exercise of warrants.

67.	Consists of 500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 156 shares of our common stock issuable upon the exercise of warrants.

68.	Represents shares of our common stock issuable upon the exercise of warrants.

69.	Represents shares of our common stock issuable upon the exercise of warrants.

70.	Represents shares of our common stock issuable upon the exercise of warrants.

71.	Represents shares of our common stock issuable upon the exercise of warrants.

72.	Represents shares of our common stock issuable upon the exercise of warrants.

73.	Represents shares of our common stock issuable upon the exercise of warrants.

No selling stockholder is an affiliate or is controlled by our affiliates, or is now or was a director or officer, except Harvey W. Schiller, who is our Chairman and Chief Executive Officer, and Lööf Holdings, LLC, which is controlled by our Vice Chairman Per-Olof Lööf. John P. Bujouves, a member of our board of directors, is the Chairman of Bayshore Bank & Trust Corp., an affiliate of Integris Funds Ltd. He disclaims beneficial ownership with respect to the shares held by Integris Funds Ltd. None of the selling stockholders has or had a material relationship with us or any of our predecessors or affiliates for the past three years except as described elsewhere in the Prospectus.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on August 3, 2006 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)

5% or Greater Stockholders:

Rising Wolf LLC(3)	2,647,059	13.8%

Neil Simon(4)	2,519,541	12.5%

Joan Stanton(4)	2,519,541	12.5%

Gale Hayman(5)	1,518,241	7.9%

PS Capital Holdings, L.P.(6)	1,012,475	5.3%

Integris Funds Ltd.(7)	984,375	4.9%

IIU Nominees Ltd. (8)	1,425,000	6.9%

Lucienne Ventures LLC(9)	927,790	4.8%

Moore Macro Fund L.P.(10)	1,053,944	5.3%

Directors and Executive Officers:

Harvey W. Schiller(11)	1,376,188	6.8%

Per-Olof Lööf(12)	277,591	1.4%

Neil C. Livingstone(13)	3,078,433	15.7%

Jeffrey O. Nyweide(14)	4,902	*

Thomas P. Ondeck(15)	3,078,433	15.7%

Ronald M. Starr(16)	130,442	*

Daniel L. Burstein(17)	117,942	*

John P. Bujouves(18)	105,000	*

Halsey Fischer	—	—

James Lee Witt(19)	819,672	4.3%

Howard Safir(20)	2,985,075	15.6%

Joseph Rosetti(21)	2,985,075	15.6%

David N. Nicastro(22)	200,421	1.0%

All executive officers and directors as a group (10 persons)(23)	9,527,040	44.0%

___________________
*	Less than 1% of outstanding shares.

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Includes the conversion of all shares of series A convertible preferred stock and series A convertible preferred stock. Includes warrants to purchase shares of our common stock exercisable within 60 days of August 3, 2006. Also includes options to purchase shares of our common stock exercisable within 60 days of August 3, 2006, which have been granted under the 2005 Stock Option Plan or 2006 Stock Option Plan. Each share of series A convertible preferred stock and each share of series B convertible preferred stock are convertible into 500 shares of our common stock. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)
Based upon 19,144,399 shares of our common stock outstanding on August 3, 2006 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of August 3, 2006.

(3)
Rising Wolf LLC is a Delaware limited liability company. As the directors and significant members of Rising Wolf LLC, Neil C. Livingstone and Thomas P. Ondeck may be deemed to be the beneficial owners of the shares of our common stock held by Rising Wolf LLC. The address of Rising Wolf LLC is 1615 L Street, N.W., Suite 300, Washington, DC 20036.

(4)
Consists of 1,449,991 shares of our common stock, 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 589,000 shares of our common stock issuable upon the conversion of series B convertible preferred stock and 428,550 shares of our common stock reserved for issuance upon exercise of warrants.

(5)
Consists of 1,449,991 shares of our common stock, 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 16,250 shares of our common stock reserved for issuance upon exercise of warrants.

(6)
Consists of 966,537 shares of our common stock, 35,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 10,938 shares of our common stock reserved for issuance upon exercise of warrants.

(7)
Integris Funds Ltd. is a Cayman Islands company with an address at c/o Bayshore Bank and Trust, Lauriston House, Lower Collymare Rock, PO Box 1132, Bridgetown Barbados. Consists of 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 234,375 shares of our common stock reserved for issuance upon exercise of warrants.

(8)
IIU Nominees Ltd. is incorporated in Ireland with an address at c/o International Investment and Underwriting, IFSC House Custom House Quay, Dublin 1 Ireland. Consists of 50,000 shares of our common stock, 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 500,000 shares of our common stock reserved for issuance upon exercise of warrants.

(9)
Lucienne Ventures LLC is a New York limited liability company with an address at 2211 Broadway, 11F, New York, NY 10024. Consists of 700,000 shares of our common stock and 227,790 shares of our common stock reserved for issuance upon exercise of warrants.

(10)
Moore Macro Fund L.P. is a Bahamian limited partnership with an address at c/o Citco Fund Services (Bahamas), Ltd., One Montague Place, Nassau, Bahamas. Consists of 500,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 250,000 shares of our common stock and 303,444 shares of our common stock reserved for issuance upon exercise of warrants.

(11)
Consists of 179,103 shares of our common stock, 11,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 3,438 shares of our common stock reserved for issuance upon exercise of warrants and 1,182,647 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan.

(12)
Consists of 165,372 shares of our common stock, 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 1,719 shares of our common stock reserved for issuance upon exercise of warrants held by Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf, 65,000 shares of our common stock issuable upon the exercise of stock options exercisable under the 2005 Stock Option Plan and 40,000 shares of our common stock issuable upon the exercise of stock options exercisable under the 2006 Stock Option Plan.

(13)
Consists of 431,374 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan and 2,647,059 shares of our common stock owned by Rising Wolf LLC, of which Dr. Livingstone is a director and significant member.

(14)	Consists of 4,902 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan.

(15)
Consists of 431,374 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan and 2,647,059 shares of our common stock owned by Rising Wolf LLC, of which Mr. Ondeck is a director and significant member.

(16)
Consists of 80,442 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan and 50,000 shares of our common stock issuable upon the exercise of stock options exercisable under the 2006 Stock Option Plan.

(17)
Consists of 67,942 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan and 50,000 shares of our common stock issuable upon the exercise of stock options exercisable under the 2006 Stock Option Plan.

(18)
Mr. Bujouves is the Chairman of Bayshore Bank & Trust Corp., an affiliate of Integris Funds Ltd. He disclaims beneficial ownership with respect to the shares held by Integris Funds Ltd. Consists of 65,000 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan and 40,000 shares of our common stock issuable upon the exercise of stock options exercisable under the 2006 Stock Option Plan.

(19)	Consists of 819,672 shares of our common stock issued to James Lee Witt Associates, LLC in the closing of our acquisition of JLWA on March 10, 2006.

(20)
Consists of 2,985,075 shares of our common stock held by Safir Rosetti. Safir Rosetti is a Delaware limited liability company. As the Chief Executive Officer and significant member of Safir Rosetti, Mr. Safir may be deemed to be the beneficial owner of the shares of our common stock held by Safir Rosetti. The address of Safir Rosetti is 415 Madison Avenue, 17th Floor, New York, NY 10017.

(21)
Consists of 2,985,075 shares of our common stock held by Safir Rosetti. Safir Rosetti is a Delaware limited liability company. As the President and significant member of Safir Rosetti, Mr. Rosetti may be deemed to be the beneficial owner of the shares of our common stock held by Safir Rosetti. The address of Safir Rosetti is 415 Madison Avenue, 17th Floor, New York, NY 10017.

(22)	Consists of 200,421 shares of our common stock.

(23)
Consists of 6,996,701 shares of our common stock, 16,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock 5,157 shares of our common stock reserved for issuance upon exercise of warrants, 2,338,681 shares of our common stock issuable upon the exercise of stock options exercisable under the 2005 Stock Option Plan and 170,000 shares of our common stock issuable upon the exercise of stock options exercisable under the 2006 Stock Option Plan.

All provisions of the Prospectus not specifically amended by this Supplement remain in full force and effect.

Please insert this Supplement No. 1 into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented to date, please write to GlobalOptions Group, Inc. at 75 Rockefeller Plaza, 27th Fl., New York, NY 10019 or call (212) 445-6262.

GlobalOptions Group, Inc.
Index to Financial Statements

Page No.
Financial statements of Safir Rosetti, LLC (“Safir”):
Independent Auditors’ Report	F-1
Balance Sheets at December 31, 2005 and 2004	F-2
Statements of Operations for the Years ended December 31, 2005 and 2004	F-3
Statements of Changes in Members’ Equity for the Years ended December 31, 2005 and 2004	F-4
Statements of Cash Flows for the Years ended December 31, 2005 and 2004	F-5 - F-6
Notes to Financial Statements	F-7 - F-16

Unaudited Condensed Financial Statement of Safir Rosetti, LLC (“Safir”):
Unaudited Balance Sheet at March 31, 2006	F-17
Unaudited Statements of Operations for the Three Months ended March 31, 2006 and 2005	F-18
Unaudited Statements of Changes in Members’ Equity for the Three Months ended March 31, 2006	F-19
Unaudited Statements of Cash Flows for the Three Months ended March 31, 2006 and 2005	F-20 - F-21
Notes to Unaudited Financial Statements	F-22 - F-25

Financial statements of Secure Source, Inc. (“Secure Source”):
Report of Independent Registered Public Accounting Firm	F-26
Balance Sheets at December 31, 2005 and 2004	F-27
Statements of Operations for the Years ended December 31, 2005 and 2004	F-28
Statements of Stockholders’ Equity for the Years ended December 31, 2005 and 2004	F-29
Statements of Cash Flows for the Years ended December 31, 2005 and 2004	F-30
Notes to Financial Statements	F-31 - F-37

Unaudited Condensed Financial Statement of Secure Source, Inc. (“Secure Source”):
Unaudited Balance Sheet at March 31, 2006	F-38
Unaudited Statements of Operations for the Three Months ended March 31, 2006 and 2005	F-39
Unaudited Statements of Cash Flows for the Three Months ended March 31, 2006 and 2005	F-40
Notes to Unaudited Financial Statements	F-41 - F-43

Pro Forma Financial Information:
Introduction to Unaudited Pro Forma Condensed Combined Financial Statements	F-44
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2006	F-46
Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months ended March 31, 2006	F-47
Unaudited Pro Forma Condensed Combined Statement Operations for the Year ended December 31, 2005	F-48
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	F-49 - F-55

INDEPENDENT AUDITORS' REPORT

To the Members
Safir Rosetti, LLC
New York, New York

We have audited the accompanying balance sheets of Safir Rosetti, LLC (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Safir Rosetti, LLC as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedberg, Smith & Co., P.C.
Bridgeport, Connecticut

March 1, 2006 (Except for Note 13,
for which the date is May 12, 2006)

Safir Rosetti, LLC
Balance Sheets

ASSETS
	As of December 31
Current assets:	2005	2004
Cash	$572,605	$1,378
Accounts receivable, net of allowance for doubtful
accounts of $200,215 and $596,610 at December 31, 2005
and 2004, respectively	3,385,875	2,929,764

Prepaid expenses and other current assets	184,369	296,685

Total current assets	4,142,849	3,227,827

Equipment and improvements, net	254,001	392,076
Intangible assets, net	189,953	192,291
Goodwill	1,924,518	1,924,518

Total assets	$6,511,321	$5,736,712

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:

Due to member	$-	$4,296,064
Note payable - former member	2,000,000	-
Accounts payable	529,955	489,649
Accrued expenses	800,392	383,584
Capital lease payable, current portion	12,631	-
Advances from clients	77,394	-

Total current liabilities	3,420,372	5,169,297

Long term liabilities
Capital lease payable, net of current portion	9,455	-

Total liabilities	3,429,827	-

Commitments
Members' equity	3,081,494	567,415

Total liabilities and members' equity	$6,511,321	$5,736,712

See notes to these financial statements.

Safir Rosetti, LLC

Statements of Operations

	For the Years Ended December 31,
	2005	2004

Revenues	$11,921,986	$9,449,844

Cost of revenues	6,246,912	6,030,425
Gross profit	5,675,074	3,419,419

Operating expenses:
Selling and marketing	1,473,383	1,749,901

General and administrative, including member's	3,582,021	3,790,145
based equity compensation of $87,750

Total operating expenses	5,055,404	5,540,046

Income (loss) from operations	619,670	(2,120,627)

Other expenses:
Loss on abandonment of leasehold
improvements and software	(168,993)	-
Interest expense	(195,537)	(235,632)

Other expenses	(364,530)	(235,632)

Net income (loss)	$255,140	$(2,356,259)

See notes to these financial statements.

Safir Rosetti, LLC

Statement of Changes in Members' Equity
For the Years Ended December 31, 2005 and 2004

Balance, January 1, 2004	$2,798,194

Members' contributions	225,002

Members' distributions	(99,522)

Net loss	(2,356,259)

Balance, December 31, 2004	567,415

Members' contributions	1,648,688

Members' equity based compensation	87,750

Due to member, contributed to members' equity	522,501

Net income	255,140

Balance, December 31, 2005	$3,081,494

See notes to these financial statements.

Safir Rosetti, LLC

Statements of Cash Flows

	For the Years Ended December 31
	2005	2004

Cash flows from operating activities:

Net income (loss)	$255,140	$(2,356,259)

Adjustments to reconcile net income (loss) to net cash used in operating activities:

Provision for bad debts	145,134	514,045

Depreciation and amortization	339,338	420,937

Loss on abandonment of leasehold improvements and software	168,993	-

Members' equity based compensation	87,750	-

Changes in operating assets:

Accounts receivable	(601,245)	1,248,007

Prepaid expenses and other current assets	112,316	(57,165)

Due to member	(773,563)	804,183

Changes in operating liabilites:

Accounts payable	40,306	50,777

Accrued expenses	416,808	(478,205)

Advances from clients	77,394	-

Total adjustments	13,231	2,502,579

Net cash provided by operating activities	268,371	146,320

Cash flows from investing activities:

Purchases of equipment and improvements	(89,268)	(117,315)

Purchase of intangible assets	(250,000)	(249,989)

Net cash used in investing activities	(339,268)	(367,304)

See notes to these financial statements.

Safir Rosetti, LLC

Statements of Cash Flows, continued

	For the Years Ended December 31,
	2005	2004

Cash flows from financing activities:

Repayments of note payable to former member	(1,000,000)	-

Payments of capital lease payable	(6,564)	-

Members' contributions	1,648,688	225,002

Members' distributions	-	(99,522)

Net cash provided by financing activities	642,124	125,480

Net increase (decrease) in cash	571,227	(95,504)

Cash - beginning	1,378	96,882

Cash - ending	$572,605	$1,378

Supplemental disclosure of cash flow information:

Cash paid during the year for interest	$159,421	$235,778

Supplemental disclosure of non-cash investing and financing activities:

Purchase of equipment through the
assumption of a capital lease.	$28,650	$-

Due to member contributed to
members' equity.	$522,501	$-

Due to member exchanged for a
note payable	$3,000,000	$-

See notes to these financial statements.

Safir Rosetti, LLC

Notes To Financial Statements

1.	Nature of Operations

Safir Rosetti, LLC (the “Company”) was formed in October 2001 as a limited liability company in the state of Delaware and provides investigation and security services for clients throughout the United States of America.

2.	Summary of Significant Accounting Policies

Concentrations of Credit Risk

Cash: The Company maintains its cash with various financial institutions, which may have exceeded the federally insured limit throughout the year. At December 31, 2005, the Company had cash on deposit of approximately $753,000 in excess of federally insured limits.

Accounts Receivable: The number of clients that comprise the Company’s client base, along with the different industries and geographic regions in which the Company’s clients operate, limits concentrations of credit risk with respect to accounts receivable. The Company does not generally require collateral or other security to support client receivables. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past collections history. Credit losses have been within management’s expectations.

Equipment and Improvements

Equipment and improvement is stated at cost and is being depreciated using the straight-line method over their estimated useful lives, generally five to seven years. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Intangible Assets

In accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 141 (“SFAS No. 141”), “Business Combinations”, during 2005, and 2004, the Company recognized certain acquired intangible assets, including goodwill, trade names, covenants not to compete, and customer relationships.  In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, on a regular basis, the Company performs impairment analysis of the carrying value of goodwill and certain other intangible assets by assessing the recoverability when there are indications of potential impairment based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Safir Rosetti, LLC

Notes To Financial Statements

2. Summary of Significant Accounting Policies, continued

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to makes estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts.

Revenue Recognition

Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred. Revenues received in advance of being earned are reflected as advances from clients.

Allowance for Doubtful Accounts

An allowance for doubtful accounts has been established which is evaluated periodically for adequacy based upon managements’ evaluation of past loss experience, known and inherent risks in their accounts, plus other factors which could affect collectibility.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 2005 and 2004 was approximately $12,300 and $800, respectively.

Member Based Compensation

Membership interests granted to employees are deemed to be compensation expense and are recorded as expense upon date of grant.

Income Taxes

As a limited liability company (“LLC”), the Company’s taxable income or loss is allocated to members in accordance with the operating agreement. Therefore no provision or liability for federal or state income taxes has been included in the financial statements.

Safir Rosetti, LLC

Notes To Financial Statements

2. Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R “Shared Based Payment (“SFAS 123R”)”. This statement is a revision of SFAS 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25 and its related implementation guidance. SFAS 123R addresses all forms of shared based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005 and applies to all outstanding and unvested SBP awards as of the date adopted by the Company. The Company expects that SFAS 123R will not have a significant impact on its overall financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 6”. Under SFAS No. 154, changes in accounting principles will generally be made by the retrospective application of the new accounting principle to the financial statements of prior periods unless it is impractical to determine the effect of the change on prior periods. The reporting of a change in accounting principles as a cumulative adjustment to net income in the period of the change permitted under APB No. 20 will no longer be permitted unless it is impractical to determine the effect of the change on prior periods. Corrections of errors in the application of accounting principles will continue to be reported by retroactively restating the affected financial statements. The provisions of SFAS No. 154 will not apply to new accounting standards that contain specific transition provisions. SFAS No. 154 is applicable to accounting changes made in fiscal years beginning on or after December 15, 2005. The early application of SFAS No. 154 is permitted for accounting changes made in fiscal years that began after the issuance of SFAS No. 154. The Company does not expect that SFAS No. 154 will have a material affect on its financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 was effective for periods beginning after June 30, 2005. EITF 05-6 did not have a material affect on the Company’s financial position or results of operations.

Safir Rosetti, LLC

Notes To Financial Statements

3.	Equipment and Improvements

At December 31, 2005 and 2004, equipment and improvements is comprised of the following:

	December 31,
	2005	2004

Computer and equipment	$249,326	$272,025
Furniture and fixtures	189,028	178,221
Leasehold improvements	30,302	240,574
	468,656	690,820

Less: accumulated depreciation and amortization	214,655	298,744

Total	$254,001	$392,076

Depreciation and amortization for the years ended December 31, 2005 and 2004 was $87,000 and $79,700, respectively.

During the year ended December 31, 2005, leasehold improvements and computer software with a cost of $340,081 and accumulated amortization of $171,088 were abandoned when the company moved its operations. The resulting loss was reflected in operations for the year ended December 31, 2005.

4.	Intangible Assets

During 2005, the Company acquired from a related party certain affiliation rights at a cost of $250,000. This cost has been accounted for as an acquired intangible asset, and recorded as affiliation rights.

The acquired intangibles have been assigned definite lives and are subject to amortization as described in the table below.

The following tables details the amortization periods for the identifiable intangibles.

Intangible Asset Category	Amortization Period in Months
Trade Names	10
Non - Compete Agreements	36
Customer Relationships	60 - 120
Affiliation Rights	12

Safir Rosetti, LLC

Notes To Financial Statements

4. Intangible Assets, continued

At December 31, 2005 and 2004, intangible assets is comprised of the following:

2005	Cost	Accumulated Amortization	Net

Trade Name	$3,600	$3,600	-
Non-Compete Agreements	920,000	920,000	-
Customer Relationships	217,800	111,180	106,620
Affiliation Rights	250,000	166,667	83,333
Total	$1,391,400	$1,201,447	$189, 953

2004
Trade Name	$3,600	$3,600	-
Non-Compete Agreements	920,000	868,889	51,111
Customer Relationships	217,800	76,620	141,180
Total	$1,141,400	$949,109	$192,291

Information related to intangible assets for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004

Balance - Beginning of Year	$192,291	$533,518
Amounts capitalized	250,000	-
Amortization	(252,338)	(341,227)
Balance - End of Year	$189,953	$192,291

Safir Rosetti, LLC

Notes To Financial Statements

4. Intangible Assets, continued

The estimated future amortization of intangible assets for the five years ending December 31, 2010 is as follows:

For the Years Ending December 31,	Total	Customer Relationships	Affiliation Rights
2006	$117,893	$34,560	$83,333
2007	34,560	34,560	-
2008	9,000	9,000	-
2009	9,000	9,000	-
2010	9,000	9,000	-
Totals	$179,453	$96,120	$83,333

During the year ended December 31, 2005 and 2004, the Company recorded amortization expense related to the acquired amortizable intangible assets of $252,338 and $341,227, respectively.

The weighted average amortization period for amortizable intangibles is 3.3 years and has no residual value.

5.	Accrued Expenses

Accrued expenses at December 31, 2005 and 2004 consist of the following:

	December 31,
	2005	2004
Accrued Compensation and Related Benefits	$447,887	$116,657
Deferred Rent	146,035	-
Other Accrued Expenses	206,470	266,927

Total	$800,392	$383,584

Safir Rosetti, LLC

Notes To Financial Statements

6.	Due to Member and Note Payable to Former Member

During the period from January 1, 2004 to April 21, 2005, a member holding a 55% membership interest provided services to the Company and the cumulative amounts owed to member were recorded in the account - due to member. These amounts were non-interest bearing and payable upon demand.

The table below provides a reconciliation of the account - due to member, from the date of April 22, 2005, at which time the balance was $3,522,501. The account balance was reduced by $522,501, which amount was contributed to membership equity, and the remainder, $3,000,000 was exchanged for a note payable to such former member.

The terms of the promissory note to the former member include quarterly principal payments of approximately $428,600, plus interest at a rate equal to 2% above the 3 month LIBOR rate (4.53% at December 31, 2005). Final payment is due March 2007. The note is secured by substantially all the Company’s assets. This promissory note was paid in full during April 2006, and accordingly, is classified as a current liability of the Company at December 31, 2005.

	Note Payable to Former Member	Due to Member
Balance at April 22, 2005	$-	$3,522,501
Contribution to members equity	-	(522,501)
Exchange amount due to member for note payable former member	3,000,000	(3,000,000)

Payment to former member	(1,000,000)	-
Balance at December 31, 2005	$2,000,000	$-

On April 22, 2005 this member surrendered its membership interest to the other members.

Safir Rosetti, LLC

Notes To Financial Statements

7.	Capital Lease Payable
  In June 2005, the Company entered into a capital lease agreement for certain equipment costing approximately $28,600. The agreement requires monthly payments of approximately $1,400, through July 2007, including interest at 18.3% per annum. Minimum future capital lease payments at December 31, 2005 were as follows:

Years Ending December 31,	Amount
2006	$17,212
2007	8,606
Total minimum lease payments	25,818
Less: Amount representing interest	3,732
Present value of lease payments	22,086
Less: Current maturities	12,631
Obligations under capital lease, less current portion	$9,455

8.	Commitments and Contingencies

Employment Agreements

The Company has entered into employee contracts with 8 key employees expiring at various dates through December 31, 2007. After expiration, the contracts require between 60 -180 days notice in the event of termination. In addition, certain of these employees’ receive incentive compensation based upon their attaining certain levels of sales and collections of client accounts receivable.

As of December 31, 2005, the Company is committed for $1,621,000 in future compensation pursuant to the terms of the above enumerated contracts.

Safir Rosetti, LLC

Notes To Financial Statements

8.	Commitments and Contingencies, continued

 Operating Leases

At December 31, 2005, the Company was obligated under non-cancelable operating leases for office space for annual rental, plus utilities, ranging from approximately $9,000 to $321,000 and with terms that expire during the years 2007 to 2015 for the following minimum amounts:

For the Years Ending December 31,	Amount
2006	$505,700
2007	455,200
2008	416,800
2009	395,900
2010	354,600
Thereafter	1,445,700
Total	$3,573,900

Rent expense charged to operations amounted to $555,869 and $645,331, respectively for the years ended December 31, 2005 and 2004.

9.	Members’ Equity

During the year ended December 31, 2004, a member contributed $225,002 and the members received distributions aggregating $99,522. During the year ended December 31, 2005, the Company received a member contribution of $1,648,688.

During 2005, the Company granted to three employees membership shares aggregating 1.5% of total member shares, valued at $87,750, based upon the fair value of the membership interests granted.

During 2005, in connection with the Company’s reacquiring the 55% interest of a member, the member forgave debt obligations of the Company in the amount of $522,501, which amount has been recorded as a contribution of capital.

Safir Rosetti, LLC

Notes To Financial Statements

10.	Major Clients

The Company’s top three clients represented 8%, 8%, and 5%; and 11%, 6%, and 6%, respectively, of revenues for the years ended December 31, 2005 and 2004, respectively.

At December 31, 2005 and 2004 accounts receivable from the three largest clients amounted to $721,983 and $710,777 respectively.

11.	401(k) Plan

The Company has a 401(k) Profit Sharing Plan (the “Plan”) covering substantially all full-time employees. Participants may contribute up to 25% of compensation subject to limitations, and the plan provides for the Company to contribute up to 25% of the participants’ contributions. Contributions for the years ended December 31, 2005 and 2004 amounted to $60,209 and $61,250, respectively.

12.	Litigation

The Company is subject to a lawsuit arising out of a claim filed during November 2005 that the Company failed to remit payment for investigative services rendered. The litigation is in its preliminary stages. In the opinion of management and counsel, this matter is not expected to have a significant impact upon the Company’s financial condition, results of operations or cash flows.

13.	Related Party Transactions

During the years ended December 31, 2005 and 2004, the Company received revenues from various affiliates of one of its Members. These revenues amounted to approximately $241,400 and $471,800, respectively.

During the years ended December 31, 2005 and 2004, the Company leased office space from one of its Members. This rental expense approximated $113,800 and $450,700, respectively.

14.	Subsequent Events

Payoff of Notes Payable - Former Member

On April 3, 2006 and April 28, 2006, the Company paid off in its entirety the balance of the note payable - former member, aggregating $1,940,649 in principal and accrued interest.

Sale of Assets

During January 2006, the Company entered into an agreement to sell substantially all its assets to a Company that will continue the operations. On May 12, 2006, the Company consummated the sale of all of its assets and assumption of its liabilities for a purchase price of approximately $14,900,000 consisting of $6,000,000 of the purchasers stock, $7,000,000 in notes and $1,900,000 in cash. The assumed liabilities include substantially all accounts payable and accrued expenses.

Safir Rosetti, LLC

Condensed Balance Sheet
March 31, 2006
(Unaudited)

ASSETS

Current assets:

Cash	$55,873
Accounts receivable, net of allowance for doubtful
accounts of $199,572	3,545,141
Prepaid expenses and other current assets	169,439

Total current assets	3,770,453

Equipment and improvements, net	262,929
Intangible assets, net	118,813
Goodwill	1,924,518

Total assets	$6,076,713

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Note payable - former member	$1,900,000
Accounts payable	383,982
Accrued expenses	503,805
Capital lease payable, current portion	13,003
Advances from clients	65,069

Total current liabilities	2,865,859

Long term liabilities
Capital lease payable, net of current portion	5,600

Total liabilities	2,871,459

Commitments

Members' equity	3,205,254

Total liabilities and members' equity	$6,076,713

See notes to these condensed financial statements.

Safir Rosetti, LLC

Condensed Statements of Operations
(Unaudited)

	For the Three-Months Ended March 31,
	2006	2005

Revenues	$2,611,761	$2,956,743

Cost of revenues	1,360,588	1,331,183
Gross profit	1,251,173	1,625,560

Operating expenses:
Selling and marketing	337,175	353,693
General and administrative	756,088	1,028,247

Total operating expenses	1,093,263	1,381,940

Income from operations	157,910	243,620

Other expense:
Interest	(34,150)	(74,026)

Net income	$123,760	$169,594

See notes to these condensed financial statements.

Safir Rosetti, LLC

Condensed Statement of Changes in Members' Equity
For the Three-Months Ended March 31, 2006
(Unaudited)

Balance, December 31, 2005	$3,081,494

Net income	123,760

Balance, March 31, 2006	$3,205,254

See notes to these condensed financial statements.

Safir Rosetti, LLC

Condensed Statements of Cash Flows
(Unaudited)

	For the Three-Months Ended March 31,
	2006	2005

Cash flows from operating activities:

Net income	$123,760	$169,594

Adjustments to reconcile net income to net cash used in operating activities:

Provision for bad debts	(643)	434,773

Depreciation and amortization	98,140	79,251

Changes in operating assets:

Accounts receivable	(158,623)	(1,288,764)

Prepaid expenses and other current assets	14,930	180,785

Due to member	-	559,803

Changes in operating liabilites:

Accounts payable	(145,973)	(378,803)

Accrued expenses	(296,587)	89,009

Advances from clients	(12,325)	86,601

Total adjustments	(501,081)	(237,345)

Net cash used in operating activities	(377,321)	(67,751)

Cash flows from investing activities:

Purchases of equipment and improvements	(35,928)	-

Net cash used in investing activities	(35,928)	-

See notes to these condensed financial statements.

Safir Rosetti, LLC

Condensed Statements of Cash Flows, continued
(Unaudited)

	For the Three-Months Ended March 31,
	2006	2005

Cash flows from financing activities:

Cash overdraft	-	66,373

Repayments of note payable - former member	(100,000)	-

Payments of capital lease payable	(3,483)	-

Net cash used in financing activities	(103,483)	66,373

Net decrease in cash	(516,732)	(1,378)

Cash - beginning	572,605	1,378

Cash - ending	$55,873	$-

Supplemental disclosure of cash flow information:

Cash paid during the period for interest	$34,400	$74,026

See notes to these condensed financial statements.

Safir Rosetti, LLC

Notes To Condensed Financial Statements
(Unaudited)

1.	Nature of Operations

Safir Rosetti, LLC (the “Company”) was formed in October 2001 as a limited liability company in the state of Delaware and provides investigation and security services for clients throughout the United States.

2.	Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed financial statements should be read in conjunction with the financial statements and related footnotes of the Company, as of and for the years ended December 31, 2005 and 2004. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

3.	Summary of Significant Accounting Policies

Concentrations of Credit Risk

Cash: The Company maintains its cash with various financial institutions, which may have exceeded the federally insured limit throughout the year. At March 31, 2006, the Company had cash on deposit of approximately $177,000 in excess of federally insured limits.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the years ended March 31, 2006 and 2005 was approximately $2,000 and $860, respectively.

Income Taxes

As a limited liability company (“LLC”), the Company’s taxable income or loss is allocated to members in accordance with the operating agreement. Therefore no provision or liability for federal or state income taxes has been included in the financial statements.

Safir Rosetti, LLC

Notes To Condensed Financial Statements
(Unaudited)

4.	Equipment and Improvements

At March 31, 2006, equipment and improvements is comprised of the following:

Computer and equipment	$271,687
Furniture and fixtures	202,596
Leasehold improvements	30,302
504,585
Less: accumulated depreciation and amortization	241,656
Total	$262,929

Depreciation and amortization for the three months ended March 31, 2006 and 2005 was $27,000 and $19,500, respectively.

5.	Intangible Assets

Intangible assets at March 31, 2006 consist of the following:

	Cost	Accumulated Amortization	Net
Trade Name	$3,600	$3,600	-
Non Compete Agreements	920,000	920,000	-
Customer Relationships	217,800	119,820	97,980
Affiliation Rights	250,000	229,167	20,,833
Total	$1,391,400	$1,272,587	$118,813

Safir Rosetti, LLC

Notes To Condensed Financial Statements
(Unaudited)

5.	Intangible Assets, continued

The estimated future amortization of intangible assets for the five years ending March 31, 2011 is as follows:

For the Years Ending March 31,	Total	Customer Relationships	Affiliation Rights
2007	$55,393	$34,560	$20,833
2008	28,170	28,170	-
2009	9,000	9,000	-
2010	9,000	9,000	-
2011	9,000	9,000	-
Totals	$110,563	$89,730	$20,833

During the three months ended March 31, 2006 and 2005, the Company recorded amortization expense related to the acquired amortizable intangible assets of $71,140 and $59,751, respectively.

The weighted average amortization period for amortizable intangibles is 3.0 years and has no residual value.

6.	Accrued Expenses

Accrued expenses at March 31, 2006 consist of the following:

Compensation and Related Benefits	$180,470
Deferred Rent	152,944
Other Accrued Expenses	170,391

Total	$503, 805

Safir Rosetti, LLC

Notes To Condensed Financial Statements
(Unaudited)

7.	Major Clients

The Company’s top three clients represented 8%, 8%, and 7%; and 13%, 12%, and 5%, respectively, of revenues for the three months ended March 31, 2006 and 2005, respectively.

At March 31, 2006, accounts receivable from the three largest clients amounted to $601,666.

8.	401(k) Plan

The company has a 401(k) Profit Sharing Plan (the “Plan”) covering substantially all full-time employees. Participants may contribute up to 25% of compensation subject to limitations, and the plan provides for the Company to contribute up to 25% of the participants’ contributions. Contributions for the three months ended March 31, 2006 and 2005 amounted to $15,000 and $20,130, respectively.

9.	Litigation

The Company is subject to a lawsuit arising out of a claim filed during November 2005 that the Company failed to remit payment for investigative services rendered. The litigation is in its preliminary stages. In the opinion of management and counsel, this matter is not expected to have a significant impact upon the Company’s financial condition, results of operations or cash flows.

10.	Subsequent Events

Payoff of Notes Payable - Former Member

On April 3, 2006 and April 28, 2006, the Company paid off in its entirety the balance of the note payable - former member, aggregating $1,940,649 in principal and accrued interest.

Sale of Assets

During January 2006, the Company entered into an agreement to sell substantially all its assets to a Company that will continue the operations. On May 12, 2006, the Company consummated the sale of all of its assets and assumption of its liabilities for a purchase price of approximately $14,900,000 consisting of $6,000,000 of the purchasers stock, $7,000,000 in notes and $1,900,000 in cash. The assumed liabilities include substantially all accounts payable and accrued expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
Secure Source, Inc.
Fort Worth, Texas

We have audited the accompanying balance sheets of Secure Source, Inc. (the “Company”) as of December 31, 2005 and 2004, and the related statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Secure Source, Inc. as of December 31, 2005 and 2004, and the results of its operations and cash flows for the years then ended in conformity with United States generally accepted accounting principles.

/S/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
March 10, 2006

SECURE SOURCE, INC.
BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

ASSETS

	2005	2004
Current assets
Cash	$13,935	$82,974
Accounts receivable - net of allowance for
doubtful accounts of $8,914 in 2005 and 2004	651,033	391,728
Prepaid expenses	77,838	28,697
Other receivables	1,288	5,911
Total current assets	744,094	509,310

Property and equipment
Furniture and fixtures	4,948	4,948
Leasehold improvements	42,103	42,103
Machinery and equipment	44,406	30,679
Capital leases - vehicles	94,896	97,019
Total	186,353	174,749

Accumulated depreciation and amortization	(75,237)	(70,422)
Property and equipment, net	111,116	104,327

Other Assets	410	410

TOTAL ASSETS	$855,620	$614,047

LIABILITIES AND STOCKHOLDERS' EQUITY

	2005	2004
Current liabilities
Lines of credit	-	46,938
Accounts payable	$48,058	$88,445
Unearned revenue	38,667	55,000
Client retainers	42,500	49,500
Accrued expenses	22,250	49,544
Capital leases payable - current portion	10,201	28,548
Total current liabilities	161,676	317,975

Long-term liabilities
Capital leases payable - non-current portion	67,073	42,142
Total liabilities	228,749	360,117

Stockholders' equity
Common stock, $1.00 par value;
10,000 shares authorized; 3,211 shares
issued and outstanding	3,211	3,211
Additional paid-in capital	72,615	72,615
Retained earnings	551,045	178,104
Total stockholders' equity	626,871	253,930

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$855,620	$614,047

The notes to financial statements are an integral part of these statements.

SECURE SOURCE, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

REVENUES	$4,392,421	$3,526,478

COST OF REVENUES	2,622,341	2,387,920

Gross profit	1,770,080	1,138,558

Operating expenses
Selling	15,488	47,019
General and administrative	1,349,598	857,187

Total operating expenses	1,365,086	904,206

Income from operations	404,994	234,352

Other income (expense)
Gain on disposal of property and equipment	9,062	2,540
Other income	23,994	461
Interest expense	(10,611)	(7,496)

Total other income (expense), net	22,445	(4,495)

Net income before income taxes	427,439	229,857

Provision (benefit) for income taxes	1,661	(27,367)

NET INCOME	$425,778	$257,224

The notes to financial statements are an integral part of these statements.

SECURE SOURCE, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

				(Accumulated
	Common		Additional	Deficit)	Total
	Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Capital	Earnings	Equity

BALANCE - January 1, 2004	3,211	$3,211	$72,615	$(20,840)	$54,986
Distributions	-	-	-	(58,280)	(58,280)
Net income	-	-	-	257,224	257,224

BALANCE - December 31, 2004	3,211	3,211	72,615	178,104	253,930

Distributions	-	-	-	(52,837)	(52,837)
Net income	-	-	-	425,778	425,778

BALANCE - December 31, 2005	3,211	$3,211	$72,615	$551,045	$626,871

The notes to financial statements are an integral part of these statements.

SECURE SOURCE, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$425,778	$257,224
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	37,727	26,380
Gain on disposal of assets	(9,062)	(2,540)
Deferred tax benefit	-	(30,269)
Changes in operating assets and liabilities
Accounts receivable	(259,305)	(65,336)
Other receivables	4,623	1,392
Prepaid expenses	(49,141)	(28,107)
Accounts payable	(40,387)	34,720
Unearned income	(16,333)	5,000
Customer retainers	(7,000)	3,665
Accrued expenses	(27,295)	17,651

Net cash provided by operating activities	59,605	219,780

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,727)	(43,467)
Proceeds from sale of property and equipment	-	24,500
Distributions to stockholders	(52,837)	(58,280)

Net cash used in investing activities	(66,564)	(77,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease payments	(15,142)	(9,365)
Proceeds from line of credit	260,000	190,250
Payments on line of credit	(306,938)	(256,219)

Net cash used in financing activities	(62,080)	(75,334)

NET (DECREASE) INCREASE IN CASH	(69,039)	67,199

CASH AT BEGINNING OF YEAR	82,974	15,775

CASH AT END OF YEAR	$13,935	$82,974

NON-CASH INVESTING AND FINANCING ACTIVITIES
Vehicles financed with capital lease obligations	$21,726	$50,754

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$10,611	$7,496

Income taxes	$-	$1,508

The notes to financial statements are an integral part of these statements.

SECURE SOURCE, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

Secure Source, Inc. (the "Company") was incorporated under the laws of the State of Delaware on December 3, 1993. The Company provides protection services to executives and key personnel of various Fortune 500 companies throughout the United States and internationally.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Property and Equipment

Property plant and equipment are stated at cost, and are depreciated on a straight line basis over their estimated useful lives. Leasehold improvements are amortized over the shorter of the useful life or the remaining lease term. Expenditures for maintenance and repair are charged to operations as incurred. Renewals and betterments are capitalized.

The major classes of depreciable assets and the years they are being depreciated are as follows:
Furniture and fixtures	7 years
Leasehold improvements	Lesser of useful life or lease term
Machinery and equipment	5 - 7 years
Vehicles	5 years

SECURE SOURCE, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded as related revenues are earned.

The method to estimate allowance for doubtful accounts is determined by reviewing accounts receivable on a monthly basis, with regard to efforts of collections, results of communications with the customer or other responsible parties, and the surrounding circumstances.

Uncollectible accounts receivables are written off after all efforts to collect are exhausted or notification of bankruptcy has been received and there is little possibility of collection.

Revenue Recognition

The Company recognizes revenue on engagements as services are performed and the Company has the right to receive the revenue for the services provided.

SECURE SOURCE, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Change in Year End

The Company from inception had a fiscal year end of November 30. Effective December 1, 2004 the Company elected to be an S-Corporation and changed from a fiscal year end to a calendar year end. These financial statements include the twelve month periods ended December 31, 2005 and 2004.

NOTE 3. INCOME TAXES

On December 1, 2004, the Company elected to be treated as an “S” Corporation for federal income tax purposes under the provisions of the Internal Revenue Code. Under those provisions, the Company will not be taxed on net earnings. Instead, the stockholders will include their respective share of the Company net earnings or loss in their individual federal income tax returns. As a result of this election, the previously recorded deferred tax assets and liabilities are included in the federal income tax benefit for the year ended December 31, 2004 of $30,270.

SECURE SOURCE, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. INCOME TAXES - continued

Components of the provision (benefit) for income taxes for the years ended December 31 2005 and 2004 consists of the following:

	2005	2004
Federal
Current	$-	$1,508
Deferred	-	(30,269)

	-	(28,761)

State
Current	1,661	1,394

Total	$1,661	$(27,367)

Income Tax Rate Reconciliation:

Federal income taxes at statutory rates on income before income taxes for the year ended December 31, 2004	$41,667

Utilization of net operating loss	(34,624)

Deferred tax liability reversed due to change in tax status	(30,269)

Non-deductible expenses and other	(5,535)

State taxes net of federal benefit	1,394

Income tax expense	$(27,367)

State income taxes are primarily based on the State of Texas earned surplus tax.

NOTE 4. STOCKHOLDERS' EQUITY

Common Stock

The stockholders of the Company's common stock are entitled to certain privileges, including equal ratable rights to distributions from funds legally available for payment of distributions when, as, and if declared by the board of directors. Also, stockholders’ are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the Company’s affairs, as well as being entitled to one vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

SECURE SOURCE, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. CONCENTRATIONS

Major Clients

During the years ended 2005 and 2004, the Company had three customers who accounted for 41% and 50% of revenues. The total amounts due from these three customers amounted to 54% and 53% of total trade receivables balance, respectively.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company's majority stockholders’ would make short-term interest-free advances to the Company and vice versa. No amounts were outstanding at December 31, 2005. Advances to the stockholders’ amounted to $0 and $3,730 at December 31, 2005 and 2004, respectively.

NOTE 7. LINES OF CREDIT

The Company has four lines of credit with limits and rates as follows:

Limit

Line of credit 1	$100,000
Line of credit 2	50,000
Line of credit 3	87,500
Line of credit 4	100,000

Advances under these arrangements bear interest at the banks prime-lending rate (7.25% at December 31, 2005 and 5.25% at December 31, 2004) plus 2% not to exceed the rate allowed by law. As of December 31, 2005 and 2004, amounts outstanding under these lines of credit amounted to $0 and $46,938, with $337,500 and $290,562 available to borrow, respectively. The lines of credit are guaranteed by the stockholders.

SECURE SOURCE, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has non-cancelable operating leases for office space and equipment leases which expire at various dates through 2007. Future minimum payments under the above operating leases are as follows:

For the Years Ending December 31:

2006	$21,920
2007	1,280

Total minimum lease payments	$23,200

The expiration dates on the equipment leases are at various dates through 2007. The real estate lease agreement is effective for twenty-four months beginning May 1, 2004. The lease expires April 30, 2006.

The following is an analysis of the operating leases on the income statements for the years ended December 31, 2005 and 2004:

	2005	2004

Phone leases	$2,015	$-
Leased real estate	60,000	47,000

	$62,015	$47,000

The majority stockholders individually own the building being leased by the Company. During the years ended December 31, 2005 and 2004, this related party rent expense charged to operations amounted to $60,000 and $47,000, respectively.

SECURE SOURCE, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. COMMITMENTS AND CONTINGENCIES - continued

The following is leased property under capital leases included in property and equipment as of December 31, 2005 and 2004:

	2005	2004

Leased vehicles	$94,896	$97,019
Less: accumulated depreciation	35,935	41,448
	$58,961	$55,571

Capital Leases

The Company leases two vehicles under capital leases which expire in 2007 and 2008. Future minimum lease payments under these leases as of December 31, 2005 are as follows:
For the Years Ending December 31:

2006	$19,425
2007	48,998
2008	17,965
Total minimum lease payments	86,388
Less: Interest portion of payments	9,114

Present value of net minimum lease payments under capital leases	77,274
Less: current portion of capital leases	10,201

Capital leases, less current portion	$67,073

The expiration dates on the above capital leases are October 3, 2007 and February 26, 2008 with interest rates of 5.45% and 9.57% respectively.

NOTE 9. SUBSEQUENT EVENT

At the end of the year 2005, the Company was in discussions with an unrelated third party for a possible asset sale of the business. The outcome of the sale was undetermined as of March 10, 2006.

SECURE SOURCE, INC.
CONDENSED BALANCE SHEET
MARCH 31, 2006
(Unaudited)

ASSETS

Current Assets:

Cash	$412,257
Accounts receivable, net of allowance for
doubtful accounts of $8,914	319,977
Prepaid expenses	1,967

Total current assets	734,200

Property and equipment, net
Furniture and fixtures	4,948
Leasehold improvements	42,103
Machinery and equipment	46,862
Capital leases - vehicles	94,896
Total	188,809

Accumulated depreciation	(83,428)

Total property and equipment net of depreciation	105,381

Deposits - security	1,795

TOTAL ASSETS	$841,376

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$86,199
Unearned revenue	42,082
Customer retainers	42,500
Accrued expenses	32,936
Capital leases - current portion	10,201

Total current liabilities	213,918

Long-term liabilities:
Capital leases-non current	63,605

Total liabilities	277,523

Stockholders' Equity
Common stock, $1.00 par value; 10,000 shares authorized,
3,211 issued and outstanding	3,211
Additional paid-in capital	72,615
Retained earnings	488,027

Total shareholders' equity	563,853

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$841,376

The notes to condensed financial statements are an integral part of these statements

SECURE SOURCE, INC.
CONDENSED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

	Three Months Ended March 31,
	2006	2005

REVENUES	$508,002	$884,423

COST OF REVENUES	266,855	596,919

Gross profit	241,147	287,504

Operating expenses
Selling	4,572	11,430
General and administrative	299,052	229,873

Total operating expenses	303,624	241,303

Net (loss) income from operations	(62,477)	46,201

Other income (expense)
Interest income	1,735	1,519
Interest expense	(1,406)	(2,365)

Total other income (expense)	329	(846)

(Loss) income before income taxes	(62,148)	45,355

Provision for incomes taxes	175	181

NET (LOSS) INCOME	$(62,323)	$45,174

The notes to condensed financial statements are an integral part of these statements

SECURE SOURCE, INC.
CONDENSED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

	Three Months Ended March 31
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)	$(62,323)	$45,174

Adjustments to reconcile net (loss) income to net cash
Provided by (used in) operating activities:
Depreciation and amortization	8,191	9,432
Decrease (increase) in accounts receivable	331,056	(196,109)
Decrease in prepaid expenses	75,871	10,762
Increase in accounts payable	38,141	23,268
(Decrease) in customer retainers	-	(2,000)
Increase in accrued expenses	14,101	7,008
Total adjustments	467,360	(147,639)
Net cash provided by (used in) operating activities	405,037	(102,465)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(2,456)	(1,250)
Distributions to stockholders	(695)	-
Advances to employees	(97)	226
Net cash used in investing activities	(3,248)	(1,024)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease payments	(3,468)	(3,431)
Proceeds from lines of credit	-	48,808
Payments on lines of credit	-	(10,277)
Net cash (used in) provided by financing activities	(3,468)	35,100

NET INCREASE (DECREASE) IN CASH	398,321	(68,389)

CASH AT BEGINNING OF YEAR	13,935	82,974

CASH AT END OF YEAR	$412,256	$14,585

The notes to condensed financial statements are an integral part of these statements

SECURE SOURCE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. NATURE OF OPERATIONS

Secure Source, Inc. (the "Company") was incorporated under the laws of the State of Delaware on December 3, 1993. The Company provides protection services to executives and key personnel of various fortune 500 companies throughout the United States and internationally.

NOTE 2. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed financial statements should be read in conjunction with the financial statements and related notes of Secure Source, Inc. as of and for the years ended December 31, 2005 and 2004. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month periods ended March 31, 2006 and 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURE SOURCE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4. INCOME TAXES

The Company has elected to be treated as an “S” corporation for federal income tax purposes under provisions of the Internal Revenue Code. Under those provisions, the Company will not be taxed on net earnings. Instead, the stockholders will include their respective share of the Company net earnings or loss in their individual federal income tax returns.

The Company’s income tax provisions of $175 and $181 for the three month periods ended March 31, 2006 and 2005 reflects the obligations for certain tax obligations to the state of Texas.

NOTE 5. SHAREHOLDERS' EQUITY - COMMON STOCK

During the three months ended March 31, 2006, distributions to common stockholders were $695.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company's majority stockholders’ would make short-term interest-free advances to the Company and vice versa. Advances to the stockholders’ amounted to $1,385 at March 31, 2006.

The majority stockholders’ individually own the building being leased by the Company. During the three months ended March 31, 2006 and 2005, rent expense charged to operations amount to $16,475 and $16,313, respectively.

NOTE 7. LINES OF CREDIT

The Company has four lines of credit with limits and rates as follows:
Limit

Line of credit 1	$100,000
Line of credit 2	50,000
Line of credit 3	87,500
Line of credit 4	100,000

Advances under these arrangements bear interest at the banks prime-lending rate (7.75% at March 31, 2006) plus 2% not to exceed the rate allowed by law. As of March 31, 2006, amounts outstanding under these lines of credit amounted to $0, with $337,500 available to borrow, respectively. The lines of credit are guaranteed by the stockholders.

SECURE SOURCE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8. CONCENTRATIONS

Major Clients

During the three months ended March 31, 2006 and 2005, the Company had three and two customers who accounted for 41% and 81% of revenues, respectively. The total amounts due from these three customers amounted to 34% of the total accounts receivable balance at March 31, 2006.

NOTE 9. SUBSEQUENT EVENT

On May 12, 2006, the Company closed on an agreement to sell the Company’s entire business. The buyer purchased certain assets and assumed certain liabilities of the Company in connection with the purchase. The total purchase price was $3,250,000, which consists of $500,000 of the purchaser’s common stock and $2,750,000 in Promissory Notes.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

INTRODUCTION TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of March 31, 2006 aggregates the consolidated balance sheet of GlobalOptions Group, Inc. and Subsidiaries ("GlobalOptions Group" or the “Company”), and the balance sheet of Safir Rosetti, LLC (“Safir”) and the balance sheet of Secure Source, Inc. (“Secure Source”), as of March 31, 2006 and gives effect as of March 31, 2006, to the financing and acquisition transactions which occurred effective as of May 12, 2006. The accounting for the transaction is more fully described in Note 1 to the pro forma condensed combined financial statements. Safir and Secure Source were acquired on May 12, 2006. The balance sheets of Confidential Business Resources, Inc. (“CBR”) and James Lee Witt Associates, LLC (“JLWA”) are not presented separately within the unaudited pro forma combined balance sheet of GlobalOptions Group, since the acquired balance sheets of CBR and JLWA, acquired on August 14th, 2005 and March 10, 2006, respectively, are already included in the GlobalOptions Group unaudited consolidated balance sheet as of March 31, 2006.

The following unaudited pro forma condensed combined statements of operations combines the results of operations of GlobalOptions Group for the three months ended March 31, 2006 and for the year ended December 31, 2005, with the statements of operations for Safir and Secure Source for the same periods as if the acquisition had occurred as of January 1, 2005. These pro forma condensed combined statements of operations also combine the operations of CBR, which was acquired on August 14, 2005, for the period January 1, 2005 through August 13, 2005 and the operations of JLWA, acquired on March 10, 2006, for the period January 1, 2005  through December 31, 2005 and January 1, 2006 through March 9, 2006. The consolidated statement of operations for GlobalOptions Group for the three months ended March 31, 2006 incorporates the operating results of CBR for the entire three months ended March 31, 2006 and incorporates the operating results of JLWA for the period of March 10, 2006 through March 31, 2006.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical unaudited financial statements of Global Options Group as filed on Form 10-KSB for the year ended December 31, 2005, and on Form 10-QSB as of March 31, 2006 and for the three months ended March 31, 2006 and 2005, the separate historical audited financial statements of Safir and Secure Source as of and for the year ended December 31, 2005 and 2004, and the separate unaudited historical financial statements of Safir and Secure Source as of and for the three months ended March 31, 2006 and 2005, appearing elsewhere in this filing. These unaudited pro forma condensed combined statements are not necessarily indicative of the consolidated financial position, had the acquisitions of Safir and Secure Source, occurred on the dates indicated above, or the consolidated results of operations which might have existed for the periods indicated or consolidated results of operations as they may be in the future.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For purposes of preparing GlobalOptions Group’s consolidated financial statements, a new basis will be established for the assets and liabilities of Safir and Secure Source based upon the fair value thereof, including the costs of the acquisitions. The unaudited pro forma condensed combined balance sheet and statements of operations reflect management’s best estimate of the purchase price allocation; however, the final allocation may differ from the pro forma amounts.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2006

ASSETS

	GlobalOptions Group	Safir	Secure Source	Pro Forma Adjustments		Pro Forma Combined
	(a)	(b)	(c)
CURRENT ASSETS
Cash and cash equivalents	$3,236,920	$55,873	$412,257	$1,487,743	(d),(j)	$5,192,793
Accounts receivable, net	11,346,775	3,545,141	319,977	(2,271,400)	(j), (n)	12,940,493
Prepaid expenses and other current assets	96,509	169,439	1,966	(1,941)	(j), (n)	265,973
Total current assets	14,680,204	3,770,453	734,200	(785,598)		18,399,259

Property and equipment, net	383,787	262,929	105,381	-		752,097
Deferred financing costs	334,961	-	-	140,000	(d)	474,961
Restricted cash escrow for the purchase of Safir	2,000,000	-	-	(1,940,649)	(l)	59,351
Intangible assets, net	6,054,787	118,813	-	3,361,187	(e)	9,534,787
Goodwill	5,207,804	1,924,518	-	9,765,685	(h),(i),(j), (n)	16,898,007
Security deposits and other assets	232,380	-	1,795	-		234,175

TOTAL ASSETS	$28,893,923	$6,076,713	$841,376	$10,540,625		$46,352,637

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Line of credit	$822,087	$-	$-	$-		$822,087
Accounts payable	3,619,333	383,982	86,199	(568,120)	(j), (n)	3,521,394
Accrued compensation and related benefits	830,265	-	-	-		830,265
Advances from clients	-	65,069	42,500	-		107,569
Deferred revenues	115,424	-	42,082	(42,082)	(j)	115,424
Accrued expenses and other current liabilities	389,357	503,805	32,936	308,814	(h),(j),(m)	1,234,912
Notes payable for
Safir and Secure Source acquisitions	-	-	-	9,750,000	(f)	9,750,000
Capital leases - current portion	-	13,003	10,201	-		23,204
Notes payable	12,610,000	1,900,000	-	140,000	(d),(l)	14,650,000
Note payable for CBR acquisition	904,229	-	-	-		904,229
Note and obligation payable for JLWA acquisition	2,725,124	-	-	(1,778,880)	(n)	946,244
Due to former stockholder of CBR	477,851	-	-	-		477,851
Due to former members of JLWA for earnout	496,040	-	-	-		496,040

Total current liabilities	22,989,710	2,865,859	213,918	7,809,732		33,879,219

LONG TERM LIABILITIES
Capital leases - non current	-	5,600	63,605	-		69,205

TOTAL LIABILITIES	22,989,710	2,871,459	277,523	7,809,732		33,948,424

STOCKHOLDERS' EQUITY (DEFICIENCY)

Series A convertible preferred stock	8	-	-	-		8
Common stock	15,310	-	3,211	23	(g),(k)	18,544
Additional paid-in capital	14,712,736	-	72,615	6,424,151	(k),(m)	21,209,502
Deferred consulting fees	(776,097)	-	-	-		(776,097)
Members' equity	-	3,205,254	-	(3,205,254)	(k)	--
(Accumulated deficit) retained earnings	(8,047,744)	-	488,027	(488,027)	(k)	(8,047,744)
Total Stockholders' Equity	5,904,213	3,205,254	563,853	2,730,893		12,404,213

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$28,893,923	$6,076,713	$841,376	$10,540,625		$46,352,637

See notes to unaudited pro froma condensed combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2006

	GlobalOptions Group	JLWA	Safir	Secure Source	Pro Forma Adjustments		Pro Forma Combined
	(1)	(2)	(3)	(4)
REVENUES	$6,234,825	$7,192,168	$2,611,761	$508,002	--		$16,546,756

COST OF REVENUES	3,344,155	3,336,150	1,360,588	266,855	--		8,307,748

GROSS PROFIT	2,890,670	3,856,018	1,251,173	241,147	--		8,239,008

OPERATING EXPENSES:
Selling and marketing	814,431	150,230	337,175	4,572	--		1,306,408
General and administrative	3,127,034	1,497,688	756,088	299,052	(462,259)	(5)	5,217,603
TOTAL OPERATING EXPENSES	3,941,465	1,647,918	1,093,263	303,624	(462,259)		6,524,011

(LOSS) INCOME FROM OPERATIONS	(1,050,795)	2,208,100	157,910	(62,477)	462,259		1,714,997

OTHER INCOME (EXPENSE):
Interest income	--	9,576		1,735	--		11,311
Interest expense	(181,749)	(26,321)	(34,150)	(1,406)	(941,612)	(6)	(1,185,238)
TOTAL OTHER (EXPENSE), NET	(181,749)	(16,745)	(34,150)	329	(941,612)		(1,173,927)

NET (LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(1,232,544)	2,191,355	123,760	(62,148)	(479,353)		541,070

Provision for income taxes	--	--	--	(175)	--		(175)

NET (LOSS) INCOME	$(1,232,544)	$2,191,355	$123,760	$(62,323)	$(479,353)		$540,895

(Loss) earnings per share applicable to common stockholders:
Basic	$(0.08)						$0.03
Diluted	$(0.08)						$0.02

Weighted Average Number of Common Shares Outstanding
Basic	14,681,839				3,911,521	(7)	18,593,360
Diluted	14,681,839				9,447,448	(7)	24,129,287

See notes to unaudited pro froma condensed combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

	GlobalOptions Group	CBR	JLWA	Safir	Secure Source	Pro Forma Adjustments		Pro Forma Combined
	(8)	(9)	(10)	(11)	(12)
REVENUES	$9,028,341	$6,387,450	$12,165,760	$11,921,986	$4,392,421	--		$43,895,958

COST OF REVENUES	5,074,045	3,624,968	5,633,903	6,246,912	2,622,341	--		23,202,169

GROSS PROFIT	3,954,296	2,762,482	6,531,857	5,675,074	1,770,080	--		20,693,789

OPERATING EXPENSES:
Selling and marketing	540,301	38,839	870,967	1,473,383	15,488			2,938,978
General and administrative	6,937,148	3,955,777	3,844,189	3,582,021	1,349,598	1,855,935	(13), (14)	21,524,668
TOTAL OPERATING EXPENSES	7,477,449	3,994,616	4,715,156	5,055,404	1,365,086	1,855,935		24,463,646

(LOSS) INCOME FROM OPERATIONS	(3,523,153)	(1,232,134)	1,816,701	619,670	404,994	(1,855,935)		(3,769,857)

OTHER INCOME (EXPENSE):
Interest income	18,229	--	3,230	--	--	--		21,459
Interest expense	(65,049)	(106,911)	(42,318)	(195,537)	--	(2,207,659)	(15),(16)	(2,617,474)
Loss on abandonment of leasehold improvements and software	--	--	--	(168,993)	--	--		(168,993)
Miscellaneous, net	--	--	10,280	--	22,445	--		32,725
TOTAL OTHER (EXPENSE), NET	(46,820)	(106,911)	(28,808)	(364,530)	22,445	(2,207,659)		(2,732,283)

NET (LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(3,569,973)	(1,339,045)	1,787,893	255,140	427,439	(4,063,594)		(6,502,140)

Provision for income taxes	--	--	--	--	(1,661)	--		(1,661)

NET (LOSS) INCOME	(3,569,973)	(1,339,045)	1,787,893	255,140	425,778	(4,063,594)		(6,503,801)

Deemed dividend to Series A convertible preferred stockholders	(979,750)	--	--	--	--	--		(979,750)

Net (loss) income applicable to common stockholders	$(4,549,723)	$(1,339,045)	$1,787,893	$255,140	$425,778	$(4,063,594)		$(7,483,551)

Basic and Diluted Net Loss Per Share Applicable to Common Stockholders	$(0.38)							$(0.46)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	12,001,108					4,102,778	(17)	16,103,886

See notes to unaudited pro froma condensed combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 - ACQUISITIONS

Safir Rosetti, LLC Acquisition

On May 12, 2006, Global Options, Inc., (“GlobalOptions”) a wholly owned subsidiary of GloblaOptions Group, purchased substantially all of the business and assets of Safir Rosetti, LLC ("Safir"), a Delaware limited liability company. Safir is a security consulting, investigative and intelligence firm headquartered in New York City with seven additional offices nationwide.

The acquisition was made pursuant to a certain Asset Purchase Agreement dated January 27, 2006, as amended (the "Safir Agreement"), between the Company and Safir. The aggregate purchase price paid for Safir’s assets and business was approximately $15.3 million consisting of $6 million in 8% promissory notes issued by the Company and paid on June 29, 2006, $1 million in 4% promissory notes of the Company due on May 12, 2007, $6 million in the common stock of GlobalOptions Group, consisting of 2,985,075 shares at $2.01 per share, payments to retire certain indebtedness of $1,940,649 of Safir, previously advanced and a finders fee of $375,000 to be paid to QuanStar Group, LLC, a related party.

Secure Source, Inc. Acquisition

On May 12, 2006, the Company acquired substantially all of the business and certain assets of Secure Source, Inc. ("Secure Source"), a Delaware corporation. Secure Source is an international risk consulting firm with offices in the Dallas and Washington D.C. areas.

The acquisition was made pursuant to a certain Asset Purchase Agreement dated May 12, 2006, (the "Secure Source Agreement"), between the Company, Secure Source, Marian E. Nicastro and David W. Nicastro. The aggregate purchase price paid for Secure Source’s assets and business of approximately $3.25 million consisted of $750,000 in 5% promissory notes due May 12, 2009, and $1,500,000 in 3% promissory notes due on July 11, 2006 and $500,000 in 5% promissory notes due May 12, 2007 and $500,000 in common stock of GlobalOptions Group, consisting of 210,970 shares at $2.37 per share.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 2 - PRO FORMA ADJUSTMENTS

The pro forma adjustments give effect to the acquisitions of Safir, Secure Source, JLWA and CBR by GlobalOptions.

Balance Sheet - March 31, 2006

(a)	Derived from the unaudited GlobalOptions Group condensed consolidated balance sheet at March 31, 2006.

(b)	Derived from the unaudited Safir balance sheet at March 31, 2006.

(c)	Derived from the unaudited Secure Source balance sheet at March 31, 2006.

(d)
To record the net proceeds of approximately $1,900,000 from the issuance through a private placement of an aggregate of $2,000,000 in principal amount of 8% promissory notes due on June 30, 2006. Under the promissory note agreements, the Company may extend the maturity for two successive 31 day periods. In connection with raising these funds, the Company incurred fees of approximately $140,000, for which $100,000 was paid in cash and $40,000 of which the Company issued additional 8% promissory notes. These fees were capitalized as deferred financing costs and amortized, for pro forma purposes, over the term of the debt and included in the pro forma interest expense during the year ended December 31, 2005 and the three months ended March 31, 2006. The holders of these promissory notes subordinated their interest to the Company’s obligations to the bank that provides the line of credit facility. These proceeds will be used to provide working capital to the Company in connection with these acquisitions.

(e)
Recording of estimated values of purchased identifiable intangible assets for Safir consisting of $420,000 for a trade name, $170,000 for the value of non-servicing agreements and $1,250,000 for the value of customer relationships, which are amortizable over ten, one and three years, respectively, less $118,813 for the net unamortized balance of existing intangible assets. Also, the recording of the estimated valued of purchased identifiable intangible assets for Secure Source, consisting of $60,000 for a trade name and $1,580,000 for the value of a non-compete agreement, which are amortizable over ten and three years, respectively. The amounts of these intangibles have been estimated based upon information available to management and is subject to change based upon an independent appraisal being performed.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 2 - PRO FORMA ADJUSTMENTS, continued

Balance Sheet - March 31, 2006, continued

(f)
Recording the issuance of an 8% note payable of $6,000,000 issued by the Company and paid on June 29, 2006 and a 4% note payable of $1,000,000 due May 12, 2007 for the acquisition of Safir and the issuance of a 5% note payable of $750,000 due May 12, 2009, a 3% note payable of $1,500,000 due July 11, 2006 and a 3% note payable of $500,000 due May 12, 2007 for the acquisition of Secure Source.

(g)
Recording the issuance of GlobalOptions Group common stock consisting of 2,985,075 shares to Safir valued at $6,000,000 and 248,756 shares to Secure Source valued at $500,000, recorded as $3,234 of common stock and $6,496,766 of additional paid-in capital.

(h)	The following table summarizes the estimated allocation of the purchase price for Safir and the pro forma adjustment to record goodwill:

Current assets	$3,770,453
Property and equipment	262,929
Identifiable intangible assets	1,840,000
Fair value of liabilities assumed	(938,209)

Net fair value assigned to assets acquired and liabilities assumed	4,935,173

Goodwill	10,380,476

Total Purchase Price	$15,315,649

The following represents a summary of the purchase price consideration:

Cash (for repayment of Safir notes)	$1,940,649
Value of common stock issued to seller	6,000,000
Notes payable	7,000,000
Value of accrued finders fee	375,000

Total Purchase Price Consideration	$15,315,649

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 2 - PRO FORMA ADJUSTMENTS, continued

Balance Sheet - March 31, 2006, continued

(i) The following table summarizes the estimated allocation of the purchase price for
Secure Source and the pro forma adjustment to record goodwill:

Property and equipment	$105,381
Security deposits	1,795
Identifiable intangible assets	1,640,000
Fair value of liabilities assumed	(116,306)

Net fair value assigned to assets acquired and liabilities assumed	1,630,870

Goodwill	1,619,130

Total Purchase Price	$3,250,000

The following represents a summary of the purchase price consideration:

Value of common stock issued	$500,000
Note payable	2,750,000

Total Purchase Price Consideration	$3,250,000

(j)
Elimination of assets not acquired from Secure Source consisting of cash of $412,257, accounts receivable of $319,977, prepaid expenses and other current assets of $1,966, and liabilities not assumed consisting of accounts payable of $86,199, deferred revenues of $42,082, accrued expenses and other current liabilities of $32,936, elimination of assets not acquired from Safir, consisting of existing goodwill of $1,924,518, liabilities not assumed of $33,250 of accrued expenses related to accrued interest on the notes payable.

(k)
Elimination of equity accounts, consisting of members’ equity of $3,205,254 for Safir and $3,211 of common stock, $72,615 of additional paid-in capital and $488,027 of retained earnings for Secure Source.

(l)	To record the payment of $1,940,649 out of restricted cash escrow for the purchase of Safir, to payoff, in advance of the closing, notes payable of the same amount.

(m)	To record the accrual of the finders fee for QuanStar Group, LLC of $375,000, in connection with the acquisition of Safir.

(n)
To record the true up adjustments related to the March 10, 2006 purchase of JLWA. On June 9, 2006, the company adjusted the true up to a $546,244 obligation to JLWA. In connection with this true up, the Company recorded a $1,951,423 reduction in accounts receivable, a $25 increase in prepaid expenses, a $309,403 reduction in goodwill, a $481,921 decrease in accounts payable and a $1,778,880 reduction in the obligation to seller.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 2 - PRO FORMA ADJUSTMENTS, continued

Statement of Operations - For the Three Months Ended March 31, 2006
(1)	Derived from the unaudited consolidated statement of operations of GlobalOptions Group for the three months ended March 31, 2006.

(2)	Derived from the unaudited statement of operations of JLWA for the period January 1, 2006 through March 9, 2006.

(3)	Derived from the unaudited statement of operations of Safir for the three months ended March 31, 2006.

(4)	Derived from the unaudited statement of operations of Secure Source for the three months ended March 31, 2006.

(5)
Recording an estimate for the amortization of purchased identifiable intangible assets for the three months ended March 31, 2006 of $157,167, related to the acquisition of Safir, less the reversal of amortization expense recorded by Safir of $71,140; related to the acquisition of Secure Source, $133,167; related to the acquisition of JLWA of $301,750, less the reversal of amortization expense actually recorded by JLWA of $58,685.

(6)
Recording the interest expense of $786,886 on the 8% promissory notes issued on March 10, 2006 and May 12, 2006, by GlobalOptions Group consisting of $12,500,000 and $2,000,000 in notes payable due June 30, 2006. Under the terms of this note payable, GlobalOptions Group may extend the maturity for two consecutive thirty-one day periods. In connection with these extensions, GlobalOptions Group will incur notes payable obligation costs of 3% and 5% of the total obligation, respectively. Furthermore, if the notes are not repaid at the expiration of the second thirty-one day period, the interest rate for the remaining period until paid becomes 12% per annum. GlobalOptions Group has repaid these notes prior to June 30, 2006, and thus this pro forma reflects interest only at the nominal interest rate. In addition, recording the interest expense of $128,219 and $26,507 on the promissory notes of $9,750,000 issued on May 12, 2006 in connection with the acquisitions of Safir and Secure Source, respectively.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 2 - PRO FORMA ADJUSTMENTS, continued

Statement of Operations - For the Three Months Ended March 31, 2006, continued

(7)
Regarding basic earnings per share, recording the effect of 3,862,246 shares of common stock of GlobalOptions Group, issued in connection with the acquisitions, consisting of 819,672 shares issued, less 191,257 shares already reflected with the actual weighted average computation for JLWA, 2,985,075 for Safir and 210,970 for Secure Source, plus 87,061 shares issued as finders fee. Regarding fully diluted earnings per share, recording the effect of 3,862,246 shares of common stock of GlobalOptions Group, issued in connection with the acquisitions, consisting of 819,672 shares issued, less 191,257 shares already reflected with the actual weighted average computation for JLWA, 2,985,075 for Safir and 248,756 for Secure Source, plus 87,061 shares issued as finders fee, as well as the weighted average effect of 5,535,927 shares of securities deemed dilutive, consisting of 3,875,000 shares of convertible preferred stock, 1,537,586 shares for vested stock options and 123,341 shares for warrants.

Statement of Operations - For the Year Ended December 31, 2005

(8)	Derived from the audited consolidated statement of operations of GlobalOptions Group for the year ended December 31, 2005.

(9)	Derived from the unaudited statement of operations of CBR for the period January 1, 2005 through August 13, 2005.

(10)	Derived from the audited statement of operations of JLWA for the year ended December 31, 2005.

(11)	Derived from the audited statement of operations of Safir for the year ended December 31, 2005.

(12)	Derived from the audited statement of operations of Secure Source for the year ended December 31, 2005.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 2 - PRO FORMA ADJUSTMENTS, continued

Statement of Operations - For the Year Ended December 31, 2005, continued

(13)
Recording an estimate for the amortization of purchased identifiable intangible assets for the year ended December 31, 2005 for the following: $628,667 related to the acquisition of Safir, less the reversal of amortization expense actually recorded by Safir of $252,338; related to the acquisition of Secure Source, $532,667; related to the acquisition of JLWA of $1,207,000; and related to the acquisition of CBR of $235,179, less the reversal of amortization of expense actually recorded by CBR of $183,240.

(14)
Elimination of expenses recorded on CBR for the period January 1, 2005 through August 13, 2005, consisting of a $222,000 provision for estimated costs related to a plaintiff stockholder matter and a $90,000 provision for a potential loss on account of two former employees seeking damages, as the liabilities related to such matters were not assumed as part of the acquisition.

(15)
Recording the interest expense of $1,727,940 on the 8% promissory notes issued on March 10, 2006 and May 12, 2006, by GlobalOptions Group consisting of $12,500,000 and $2,000,000 in notes payable due June 30, 2006. Under the terms of this note payable, GlobalOptions Group may extend the maturity for two consecutive thirty-one day periods. In connection with these extensions, GlobalOptions Group will incur notes payable obligation costs of 3% and 5% of the total obligation, respectively. Furthermore, if the notes are not repaid at the expiration of the second thirty-one day period, the interest rate for the remaining period until paid becomes 12% per annum. GlobalOptions Group has repaid these notes prior to June 30, 2006, and thus this pro forma reflects interest only at the nominal interest rate. In addition, recording the interest expense of $520,000 and $107,500 on the promissory notes of $9,750,000 issued on May 12, 2006 in connection with the acquisitions of Safir and Secure Source, respectively.

(16)	Elimination of interest expense of $105,463 and $42,318 relating to the CBR and JLWA lines of credit, respectively, which were both repaid for pro forma purposes as of January 1, 2005.

(17)
Recording the effect of 4,053,503 shares of common stock of GlobalOptions Group issued in connection with the acquisitions, consisting of 819,672 shares for JLWA, 2,985,075 for Safir and 210,970 for Secure Source.